Exhibit 10.4
AMENDED and RESTATED
PROJECT DEVELOPMENT FEE AGREEMENT
     THIS AMENDED PROJECT DEVELOPMENT FEE AGREEMENT (“Agreement”) is entered into as of this 2 day of March , 2006 (“Effective Date”), by and between Jack L. Alderman, an individual (“Alderman”), and E Energy Adams, LLC (“Company”), a Nebraska limited liability Company.
     WHEREAS, the parties previously entered into a Project Development Agreement dated June 17, 2005, (the “Development Agreement”);
     WHEREAS, the parties desire to amend and restate the Development Agreement to reflect certain changes relating to the timing of payment of the development fee;
     WHEREAS, Alderman organized the Company for the purpose of developing, owning and operating a 50 million gallon dry mill ethanol plant near Adams, Nebraska (the “Project” or “Ethanol Plant”);
     WHEREAS, Alderman has provided project development services to the Company in the past and intends to provide such services in the future;
     WHEREAS, as disclosed in the seed capital prospectus and seed capital subscription agreement used by the Company in its seed offering commenced on April 27, 2005, the Company has agreed to pay a development fee to Alderman in exchange for his efforts to organize the Company and assist in development of the Ethanol Plant; and
     WHEREAS, the Company’s Board of Directors (the “Board”) desires to memorialize that agreement and set forth the manner in which the development fee shall be distributed.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:
1. DEVELOPMENT SERVICES. Company hereby retains Alderman for the purpose of providing organizational and developmental services with respect to the Project (“Development Services”). Development Services shall include all services performed on behalf of the Company by Alderman to date and all services performed on behalf of and at the reasonable request of the Company through the termination of this Agreement. Alderman’s duties shall include, but not be limited to, assumption of responsibility for public relations, on-site development issues, and timely completion of the Project. Alderman shall apprise the Board of the status of the Project and of any material events, shall assist the Company’s Board in developing policies regarding construction of the Project, and shall perform his duties at the direction of the Board. Development Services shall not include effecting or attempting to effect purchases or sales of the Company’s securities.
2. DEVELOPMENT FEE AND PAYMENT TERMS. In consideration for the Development Services to be provided to Company, Company shall pay Alderman a development fee equal to $250,000 (“Development Fee”). The Development Fee shall be payable to Alderman on the date upon which the Company first generates net income from operations of the Ethanol Plant. For purposes of this section, net income from operations of the Ethanol Plant shall be calculated by subtracting operating costs from total earnings.
3. EXPENSES. Company shall reimburse Alderman for all reasonable, ordinary and necessary expenses incurred by Alderman in performance of his duties hereunder, including without limitation, reimbursement for hotel expenses, business meals, travel expenses, educational expenses, and automobile mileage at a rate per mile as periodically set by the Internal Revenue Service.
4. SUPPORT SERVICES. Company will provide the following support services for the benefit of Alderman, as approved by Company: office space, secretarial support, telephone service, and office supplies.
5. TERM AND TERMINATION OF AGREEMENT. The term of this Agreement shall commence as of the Effective Date and shall terminate upon the earlier of any of the events enumerated below (“Termination Event”).
(a) Payment in full of the Development Fee;
(b) Dissolution, bankruptcy or insolvency of the Company, or the inability or failure of the Company generally to pay debts as they become due, or an assignment by the Company for the benefit of creditors, or the commencement of any case or proceeding in respect of the Company under any bankruptcy, insolvency or similar laws;
(c) Alderman’s voluntary resignation as a member of the Board; and
(d) Mutual written agreement of the parties.
For purposes of this Agreement, death or disability shall not terminate this Agreement.
6. INDEMNIFICATION. Company shall indemnify, defend against and advance to Alderman all expenses actually and reasonably incurred in connection with the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (a “Proceeding”), in which Alderman is made a party by reason of performing services for Company or acting in any manner pursuant to this Agreement, except that Company shall have no obligation to indemnify and defend Alderman or his agents for their act or omission that involves gross negligence, intentional misconduct or a known violation of the law. Alderman shall indemnify and defend Company and its employees, members, directors, officers and agents against expenses actually and reasonably incurred in connection with the defense of any Proceeding in which Company and/or its employees, members, directors, officers or agents are made a party by reason of Alderman committing an act or omission that involves gross negligence, intentional misconduct or a known violation of the law.
7. DEFAULT. In the event of the failure of either of the parties to comply with any of the terms and provisions of this Agreement, or in the event either party has violated any of the warranties and representations made herein by that party, then such party shall be deemed to be in default hereunder and the other party shall be given written notice of such noncompliance and shall give the defaulting party thirty (30) days from the date of such notice within which to correct such noncompliance. If such default has not been corrected, or an arrangement satisfactory to the complaining party has not been made by the end of the notice period, then the complaining party may take whatever action is necessary, and exercise all remedies available in order to protect the complaining party’s rights under the terms and conditions of this Agreement. The parties agree that the remedies set forth in this Section 7 shall not be exclusive, but they shall be cumulative with all other rights and remedies available, at law or in equity, to the parties. In the event of any dispute between the parties resulting from this Agreement or any provisions hereunder, the prevailing party in any such dispute shall be entitled to recover reasonable attorneys’ fees and related costs and such other costs incurred therewith.
8. SUCCESSORS AND ASSIGNS BOUND. This Agreement shall be binding upon the Company, Alderman, their respective heirs, executors, administrators, successors in interest or permitted assigns, including without limitation, any partnership, corporation or other entity into which the Company may be merged or by which it may be acquired (whether directly, indirectly or by operation of law), or to which it may assign its rights under this Agreement.
9. RELATIONSHIP OF THE PARTIES. The parties understand that Alderman is an independent contractor with respect to Company, and not an employee of the Company. Company will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefits for the benefit of Alderman. Notwithstanding the above, should the Company’s Board establish a board of directors’ compensation policy, Alderman, as a director of the Company, may receive reasonable compensation for his services as a director and may be reimbursed for his expenses in attending Board meetings. However, in no event shall Alderman receive compensation for services he performs as a member on any committee established by the Board.
10. AUTHORITY. Each of the signatories hereto certifies that such party has all necessary authority to execute this Agreement.
11. AMENDMENTS. This Agreement sets forth the entire understanding of the parties and supersedes any prior agreements, oral or written, as to the subject matter hereof. This Agreement may be amended or modified by, and only by, a written instrument executed by the parties hereto.
12. ASSIGNMENT. This Agreement shall not be assigned by any party hereto except as permitted by its express terms or upon the written consent of the other party. Nothing in this Agreement, express or implied, its intended to confer upon any other person any rights or remedies under or by reason of this Agreement.
13. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement, or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.
14. WAIVER. The failure of any party hereto to insist in any one of more instances upon performance of any term or condition of this Agreement shall not be construed as a waiver of future performance of any such term, covenant or condition, but the obligation of such party with respect thereto shall continue in full force and effect.
15. CAPTIONS. The captions herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.
16. NOTICES. Any notice required to be given hereunder shall be in writing and shall be deemed to be sufficiently served by either party on the other party if such notice is delivered personally or is sent by certified or first class mail addressed as follows:

To Alderman:	Jack L. Alderman
105 East Veterans Street
Tomah, Wisconsin 54660

To Company:	E Energy Adams, LLC
Attention: Everett Larsen
649 Main Street
Adams, Nebraska 68301

Copy to:	Brown, Winick, et al.
Attention: Valerie D. Bandstra
666 Grand Avenue, Ste. 2000 Des
Moines, Iowa 50309
17. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the law of the State of Nebraska, without reference to its conflict of law rules. Each of the parties hereto irrevocably submits to the jurisdiction of any state or federal court sitting in the State of Nebraska in any action or proceeding brought to enforce or otherwise arising out of or relating to this Agreement.
18. INTERPRETATION. The parties agree that each has had an opportunity to negotiate fully the terms of this Agreement and that this Agreement shall not be interpreted in favor of or against the party drafting the Agreement.
     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

E Energy Adams, LLC

/s/ Jack L. Alderman	By:	/s/ Everett W. Larson
Jack L. Alderman
	Its:	Vice-Chariman

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